SCHEDULE 14C INFORMATION

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Securities Exchange Act of 1934

(Amendment No.  )

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Exchange Listed Funds Trust

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HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 15, 2019

As a shareholder of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the approval of a new sub-advisory agreement with respect to the Fund. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

At a meeting of the Trust’s Board of Trustees (the “Board”) held on April 4, 2019, the Board approved a sub-advisory agreement between Exchange Traded Concepts, LLC (“ETC”), the Fund’s investment adviser, and MacKay Shields, LLC (“MacKay Shields”), pursuant to which MacKay Shields would serve as sub-adviser to the Fund. MacKay Shields’ appointment as sub-adviser to the Fund became effective April 15, 2019. As a result of MacKay Shields’ appointment as the Fund’s sub-adviser, the sub-advisory agreement between ETC and the Fund’s prior sub-adviser, PhaseCapital LP, was terminated.

The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Trust and ETC to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at https://www.hyldetf.com/documents. The Information Statement will be available on this website until at least October 13, 2019. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or by calling 1-844-880-3837. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, by calling 1-844-880-3837, or by visiting the Fund’s website at https://www.hyldetf.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or call 1-844-880-3837. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

INFORMATION STATEMENT

July 15, 2019

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Trust has received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Trust and Exchange Traded Concepts, LLC (“ETC”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to enter into or materially amend a sub-advisory agreement with an unaffiliated sub-adviser.

New Sub-Advisory Agreement with MacKay Shields, LLC

At a meeting of the Board held on April 4, 2019, the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”) within the meaning of the Investment Company Act of 1940 (the “1940 Act”), approved a sub-advisory agreement between ETC and MacKay Shields, LLC (“MacKay Shields”), pursuant to which MacKay Shields would serve as sub-adviser to the Fund (the “New Sub-Advisory Agreement”). Effective April 15, 2019, MacKay Shields replaced PhaseCapital LP (“PhaseCapital”) as the sub-adviser to the Fund and the sub-advisory agreement dated August 31, 2018 between ETC and PhaseCapital (the “Prior Sub-Advisory Agreement”) was terminated. At that time, the Fund’s portfolio managers transitioned from PhaseCapital to MacKay, thereby providing portfolio management continuity to the Fund.

Considerations by the Board of Trustees

In considering whether to approve the New Sub-Advisory Agreement, the Board evaluated and discussed (i) the nature, extent, and quality of the services to be provided by MacKay Shields; (ii) the expected costs of and profits to be realized from providing such services, including any fall-out benefits enjoyed by MacKay Shields or its affiliates; (iii) performance; (iv) the extent to which economies of scale have been achieved and are shared with the Fund’s shareholders; and (v) other factors the Board deemed to be relevant. The Independent Trustees were assisted in their review by independent legal counsel and met with counsel separately without management present prior to determining whether to approve the New Sub-Advisory Agreement.

Nature, Extent, and Quality of Services to be Provided. In considering the nature, extent, and quality of the services to be provided to the Fund, the Board considered MacKay Shields’ specific responsibilities in all aspects of day-to-day management of the Fund. The Board noted that such responsibilities would include providing investment advice to the Fund; monitoring compliance with various Fund policies and procedures and applicable securities regulations; placing portfolio securities and other investment instrument trades on behalf of the Fund; selecting broker-dealers to execute purchase and sale transactions; determining the daily baskets of deposit securities and cash components; placing portfolio securities trades for purchases and redemptions of Fund shares conducted on a cash-in-lieu basis; oversight of general portfolio compliance with relevant law; responsibility for quarterly reporting to the Board; and implementation of Board and ETC directives relating to the Fund. The Board considered the qualifications, experience, and responsibilities of MacKay Shields’ investment personnel, noting the retention of the Fund’s key portfolio managers from PhaseCapital. The Board also considered the quality of MacKay Shields’ compliance infrastructure and the determination of the Trust’s Chief Compliance Officer that MacKay Shields has appropriate compliance policies and procedures in place. The Board noted that it had been provided with MacKay Shields’ registration form on Form ADV as well as MacKay Shields’ responses to a detailed series of questions, which included a description of MacKay Shields’ operations, service offerings, personnel, compliance program, risk management program, and financial condition. Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent, and quality of the services expected to be provided to the Fund by MacKay Shields.

Performance. In connection with the assessment of MacKay Shields’ ability to perform its duties under the New Sub-Advisory Agreement, the Board considered the sufficiency of its resources and reviewed its overall investment experience. The Board also considered the Fund’s past performance, including comparative performance information, and noted the retention by MacKay Shields of the portfolio management team from PhaseCapital, as well as the fact that performance may be impacted by the use of MacKay Shields as a new sub-adviser.

Costs of Services to be Provided and Profitability. The Board reviewed the sub-advisory fee to be paid to MacKay Shields for its services to the Fund under the New Sub-Advisory Agreement. The Board took into consideration that the Fund pays to ETC an advisory fee structured as a “unified fee”, meaning that the Fund pays no expenses, other than certain excluded expenses, and that the sub-advisory fee to be paid to MacKay Shields is to be paid out of ETC’s unified fee and represents an arm’s-length negotiation between ETC and MacKay Shields. The Board reviewed comparative fee and expense information for the Fund. The Board considered the costs and expenses to be incurred by MacKay Shields in providing sub-advisory services, evaluated the compensation and benefits to be received by MacKay Shields from its relationship with the Fund, and reviewed MacKay Shields’ analysis of its expected profitability with respect to the Fund. The Board compared the sub-advisory fee proposed to be paid by ETC to MacKay Shields to the sub-advisory fee that ETC paid to the Fund’s prior sub-adviser, and took into account that the proposed sub-advisory fee is higher, reflecting additional portfolio management resources that MacKay has available. The Board further noted that, other than the fee, the terms of the New Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement. In light of this information, the Board concluded that the sub-advisory fee appeared reasonable in light of the services to be rendered.

Economies of Scale. The Board considered the potential for economies of scale as Fund assets grow. The Board concluded that to date, no significant economies of scale had yet been achieved, and the Board noted that it would have an opportunity to evaluate the extent to which economies of scale are being shared when it considers the renewal of the New Sub-Advisory Agreement.

Conclusion. No single factor was determinative of the Board’s decision to approve the New Sub-Advisory Agreement on behalf of the Fund; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including a majority of the Independent Trustees, determined that the New Sub-Advisory Agreement, including the compensation payable thereunder, was fair and reasonable to the Fund. The Board, including a majority of the Independent Trustees, therefore determined that the approval of the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders.

Information Concerning ETC

ETC, located at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 (its primary place of business) and 295 Madison Avenue, New York, New York 10017, serves as the investment adviser to the Fund. ETC was formed in 2009 and provides investment advisory services to other exchange-traded funds. ETC is majority owned by Cottonwood ETF Holdings LLC. The terms of the Fund’s investment advisory agreement with ETC are unaffected by the approval of the New Sub-Advisory Agreement.

Information Concerning MacKay Shields

MacKay Shields, a Delaware limited liability company incorporated in 1969 with its principal offices at 1345 Avenue of the Americas, New York, New York 10105, serves as sub-adviser to the Fund. MacKay Shields is responsible for selecting the Fund’s investments in accordance with the Fund’s investment objective, policies and restrictions. MacKay Shields is an investment adviser registered with the SEC and provides investment advice to registered investment companies and private investment funds. MacKay Shields is a wholly-owned, fully autonomous subsidiary of New York Life.

Listed below are the names and principal occupations of the directors and principal executive officers of MacKay Shields. None of MacKay Shields’ officers, directors, or employees serves as a trustee or officer of the Trust. The mailing address for each person listed below is the same as that of MacKay Shields.

Name	Principal Occupation/Title
Jeffrey S. Phlegar	Chairman and Chief Executive Officer
Lucille M. Protas	President, Executive Managing Director, Chief Operating Officer, and Treasurer
Daniel C. Roberts	Executive Managing Director
John M. Loffredo	Executive Managing Director
Robert A. DiMella	Executive Managing Director
Andrew M. Susser	Executive Managing Director
John W. Akkerman	Executive Managing Director
Rene A. Bustamente	Chief Compliance Officer, Senior Managing Director
Young Lee	General Counsel, Senior Managing Director
Michael D. Corker	Chief Financial Officer, Senior Managing Director

The following portfolio managers are primarily responsible for the day-to-day management of the Fund:

Michael DePalma joined MacKay Shields in 2019. Prior to joining MacKay Shields, Mr. DePalma was CEO and co-CIO of PhaseCapital LP, a boutique asset manager that managed both credit and global macro strategies, including the Fund. Before that, Mr. DePalma was CIO of Quantitative Investment Strategies and Head of Fixed Income Absolute Return Strategies at AllianceBernstein, where he worked for 25 years.

Michael Ning joined MacKay Shields in 2019. Prior to joining MacKay Shields, Dr. Ning was co-CIO and Director of Risk Management at PhaseCapital LP, the Fund’s prior sub-adviser. Before joining PhaseCapital, Dr. Ning was a portfolio manager at First Eagle Investments where he managed multi-asset and tail hedging strategies. Before joining First Eagle, he spent 12 years at AllianceBernstein in various roles, more recently as portfolio manager for Unconstrained Bond and Fixed Income Macro strategies, as well as Director of Research for Credit and Absolute Return Strategies.

Terms of the New Sub-Advisory Agreement

The terms of the New Sub-Advisory Agreement are substantially identical to the terms of the Prior Sub-Advisory Agreement, except that MacKay Shields is the sub-adviser and the sub-advisory fee payable under the New Sub-Advisory Agreement is different from the sub-advisory fee payable under the Prior Sub-Advisory Agreement.

Duration and Termination. The New Sub-Advisory Agreement will remain in effect for a period of two years, unless sooner terminated. After the initial two-year period, continuation of the New Sub-Advisory Agreement from year to year is subject to annual approval by the Board, including at least a majority of the Independent Trustees. The New Sub-Advisory Agreement may be terminated without penalty (i) by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by ETC, in each case, upon sixty (60) days’ written notice to MacKay Shields; or (ii) by MacKay Shields upon sixty (60) days’ written notice to ETC and the Board.

Sub-Advisory Fee. The New Sub-Advisory Agreement has a sub-advisory fee, paid by ETC and not by the Fund, which is calculated daily and paid monthly at an annual rate of 0.35%of the average daily net assets of the Fund. The sub-advisory fee to be paid by ETC to MacKay Shields under the New Sub-Advisory Agreement will not change the overall investment advisory fee paid by the Fund.

Brokerage Policies. The New Sub-Advisory Agreement authorizes MacKay Shields to select the brokers or dealers that will execute the purchases and sales of securities of the Fund, directs MacKay Shields to seek for the Fund the most favorable execution and net price available under the circumstances, and provides that MacKay Shields may cause the Fund to pay a broker a commission in excess of that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and research services provided by the broker to MacKay Shields. The New Sub-Advisory Agreement states that the foregoing are duties of MacKay Shields unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by the Fund has been retained by ETC or delegated by ETC to another sub-adviser.

Payment of Expenses. The New Sub-Advisory Agreement provides that MacKay Shields will pay all of the costs and expenses incurred by it in connection with the sub-advisory services provided for the Fund.

Other Provisions. The New Sub-Advisory Agreement provides that MacKay Shields shall indemnify and hold harmless ETC, the Trust, all affiliated persons thereof, and all controlling persons from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of MacKay Shields’ obligations under the agreement; provided, however, that MacKay Shields’ obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by ETC, is caused by or is otherwise directly related to ETC’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement. The New Sub-Advisory Agreement further provides that ETC shall indemnify and hold harmless MacKay Shields from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of ETC’s obligations under the agreement; provided, however, that ETC’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by, MacKay Shields is caused by or is otherwise directly related to MacKay Shields’ own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement.

General Information

Other Service Providers. The Trust’s administrators are The Bank of New York Mellon (“BNY Mellon”), located as 240 Greenwich Street New York, NY 10286, and UMB Fund Services (“UMBFS”), located at 235 W. Galena Street Milwaukee, WI 53212.  The Fund’s distributor is Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Ave NW, Washington, DC 20004.

Affiliated Broker Commissions. For the fiscal year ended June 30, 2019, the Fund did not pay brokerage commissions to affiliated brokers.

Ownership of Shares. Although the Trust does not have information concerning the beneficial ownership of shares of the Fund held in the names of DTC Participants, the name, address and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding shares of the Fund as of June 30, 2019 is set forth below. As of June 30, 2019, the Trustees and officers of the Trust owned less than 1% of the outstanding shares of the Fund.

Participant Name and Address	Percentage of Ownership
National Financial Services LLC 200 Seaport Boulevard Mail Zone L10C Boston, MA 02210	16.76%
TD Ameritrade Clearing, Inc. 200 South 108th Avenue Omaha, NE 68154	14.07%
Charles Schwab & Co., Inc. 211 Main Street San Francisco, CA 94105	12.95%
Wells Fargo Clearing Services, LLC 1 North Jefferson Avenue St. Louis, MO 63103	11.15%
Raymond James & Associates, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	5.52%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399	5.36%
Morgan Stanley Smith Barney LLC 200 Westchester Avenue Purchase, NY 10577	5.35%

Financial Information. The Fund will furnish, without charge, a copy of its most recent annual report and semi-annual report to shareholders upon request. Requests for such reports should be made by calling 1-844-880-3837, visiting the Fund’s website at www.hyldetf.com, or writing the Trust at Exchange Listed Funds Trust, 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, OK 73120.

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